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                                                                       EXHIBIT 5

December 1, 1994

The NWNL Companies, Inc.
20 Washington Avenue South
Minneapolis, Minnesota 55401

Ladies and Gentlemen:

    In connection with the proposed registration under the Securities Act of 1933, as amended, of 8,821,748 shares of Common Stock, without par value, of The NWNL Companies, Inc., a Delaware corporation (the "Company"), the assumed maximum number of shares that may be issued by the Company in connection with a proposed merger of USLICO Corporation, a Virginia corporation, with and into the Company (the "Merger"), we have examined such corporate records and other documents, including the Registration Statement on Form S-4, dated the date hereof (the "Registration Statement") relating to such shares and the rights to purchase preferred stock that are attached to such shares ("Rights"), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:

        1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

        2. All necessary corporate action on the part of the Company has been taken to authorize the issuance of the shares and Rights to be issued by the Company in connection with the Merger, and when such shares are issued pursuant to the Merger as contemplated by the Registration Statement such shares will be legally and validly issued and fully paid and nonassessable, with Rights attached thereto.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm wherever appearing therein.

                                          Very truly yours,

                                          FAEGRE & BENSON
                                          Professional Limited Liability
                                          Partnership